COLLEGE RETIREMENT EQUITIES FUND
                                     (CREF)
                   730 Third Avenue, New York, New York 10017

          ENDORSEMENT TO CREF GROUP RETIREMENT UNIT-ANNUITY CERTIFICATE

                          Effective Date: July 1, 1992


This endorsement adds the following to the corresponding provisions of your certificate and/or adds the following provisions to your certificate. This endorsement is to be read in conjunction with your certificate.


                          CREF GLOBAL EQUITIES ACCOUNT

As of the effective date, CREF maintains, in addition to its other investment Accounts, the Global Equities Account.

The CREF GLOBAL EQUITIES ACCOUNT maintains a broadly diversified investment portfolio consisting primarily of foreign and domestic common stocks. This Account maintains separate Accumulation Unit and Annuity Unit values. All CREF Annuity Income Options and Methods of Payment of the Death Benefit are available from the Global Equities Account. The Rules of the Fund may limit your right to allocate premiums to this Account, Transfer funds to this Account, or choose an Income Option from this Account. CREF may delete the Global Equities Account or stop providing Unit-Annuities in the Global Equities Account.


                          RESTRICTIONS ON DISTRIBUTION
                 OF ACCUMULATION ARISING FROM ELECTIVE DEFERRALS


This certificate may be used as part of a tax-deferred annuity plan as specified under IRC Section 403(b). IRC Section 403(b) prohibits the distribution to you of the portion, if any, of your Accumulation equal to:

     A) amounts attributable to funds transferred to this certificate from a custodial account established under IRC Section 403(b)(7); plus
     B) amounts  attributable  to  premiums  paid  to an IRC  Section  403(b)(1)
        annuity contract as elective deferrals under a salary reduction agreement (within the meaning of IRC Section 403(b)(11)); less
     C) the value, if any, of the amounts described in (B) determined as of December 31, 1988; until you:
        (1) attain age 59 1/2;
        (2) separate from service of the employer under whose plan the aforementioned portion is attributable;
        (3) die;
        (4) become disabled within the meaning of IRC Section 72(m)(7); or
        (5) encounter financial "hardship" within the meaning of IRC Section 403(b).

In the case of hardship, IRC Section 403(b) requires that any earnings credited after December 31, 1988 and, in addition any contributions paid after December 31, 1988 to a custodial account established under IRC Section 403(b)(7) that are not elective deferrals under a salary reduction agreement, will not be available for distribution.

Any request for an early withdrawal due to disability or hardship must be submitted with evidence of the disability or hardship on forms satisfactory to CREF and not inconsistent with applicable law.



                                                        /s/C.R. Wharton
                                                        ----------------
                                                           CHAIRMAN AND
                                                     CHIEF EXECUTIVE OFFICER


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                        COLLEGE RETIREMENT EQUITIES FUND
                    730 Third Avenue, New York, NY 10017-3206


         ENDORSEMENT TO SUPPLEMENTAL RETIREMENT UNIT-ANNUITY CERTIFICATE



This endorsement adds the following provision to your Supplemental Retirement Unit-Annuity Certificate:

Once each calendar year a transfer will be made from your Supplemental Retirement Unit-Annuity Certificate and applied as Consideration for your Minimum Distribution Annuity Certificate. The amount of the transfer will be the Accumulation in this Supplemental Retirement Unit-Annuity Certificate as of December 31 of the previous calendar year, adjusted for any subsequent transfers to or from such Certificate, but not to exceed the total Accumulation on the date of the transfer. If the total Accumulation is less than $25, the total Accumulation will be transferred. The transfer will be made on a prorata basis from all the CREF Accounts as of the date of the transfer, and will be allocated to the corresponding CREF Accounts under your Minimum Distribution Annuity Certificate. CREF will notify you when the Accumulation has been transferred.

This endorsement does not change any other rights or obligations you may have under your Supplemental Retirement Unit-Annuity Certificate.

Supplemental Retirement Unit-Annuity Certificate Number: DA0000-0 Minimum Distribution Annuity Certificate Number: DA00000-1
Effective Date of this Endorsement: December 1, 1991


                                                        /s/John H. Biggs
                                                        ----------------
                                                           CHAIRMAN AND
                                                     CHIEF EXECUTIVE OFFICER